Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO 720 566-4000
	Five Palo Alto Square	Reston, VA
	3000 El Camino Real	703 456-8000
	Palo Alto, CA	San Diego, CA
	94306-2155	858 550-6000
	Main 650 843-5000	San Francisco, CA
	Fax 650 849-7400	415 693-2000

August 4, 2005	www.cooley.com
SUZANNE SAWOCHKA HOOPER
GTx, Inc.	(650) 843-5180
3 N. Dunlap Street	hooperss@cooley.com
Van Vleet Building
Memphis, Tennessee 38163
Ladies and Gentlemen:
We have acted as counsel to GTx, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Company’s common stock, par value $0.001 per share (“Common Stock”). The aggregate public offering price of the Common Stock being registered is $100,000,000 (the “Shares”). The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).
In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock, and that, prior to any offering and sale of the Shares, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the terms of and the prices at which the Shares are to be issued and sold.
Our opinion herein is expressed solely with respect to the Delaware General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of the Shares, when (i) the

GTx, Inc.
August 4, 2005
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Registration Statement, as finally amended, has become effective; (ii) an appropriate prospectus supplement with respect to the Shares has been prepared, filed and delivered in compliance with the Securities Act and the applicable Securities Act Rules; (iii) if the Shares are to be sold pursuant to a purchase, underwriting or similar agreement, such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and sale of the Shares and related matters; and (v) the issuance and sale of the Shares does not violate any applicable law and complies with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, then the Shares, when issued and sold, against payment therefor, in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.
Sincerely,
Cooley Godward llp

/s/ Suzanne Sawochka Hooper

By: Suzanne Sawochka Hooper